UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2013

OSAGE EXPLORATION AND DEVELOPMENT, INC.

(Exact name of small business issuer as specified in its charger)

Delaware	0-52718	26-0421736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2445 Fifth Avenue Suite 310 San Diego, CA 92101	(619) 677-3956
(Address of principal executive offices)	(Issuer’s telephone number)

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 7, 2013, Osage Exploration and Development, Inc. (the “Company) completed the sale of 100% of the membership interests in Cimarrona Limited Liability Company, an Oklahoma limited liability company (“Cimarrona LLC”) to Raven Pipeline Company, LLC (“Raven”), pursuant to a Membership Interest Purchase Agreement dated September 30, 2013 (the “Agreement”) by and between the Company and Raven. Cimarrona LLC is the owner of a 9.4% interest in certain oil and gas assets including a pipeline in the Guaduas field, located in the Dindal and Rio Seco Blocks that covers 30,665 acres in the Middle Magdalena Valley in Colombia.

The sales price consisted of cash of $6,800,000, less settlement of debt of Cimarrona LLC of approximately $254,000. Of the net sales price, $250,000 will be held in escrow for 12 months to secure any post-Closing purchase price adjustments and any indemnity obligations of the Company pursuant to the Agreement. In addition, so long as the per barrel transportation rate charged with respect to the pipeline is not adjusted prior to March 31, 2014, then Raven will pay the Company an additional $1,000,000 in cash within five business days of that date. The Agreement became definitive upon funding on October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

OSAGE EXPLORATION AND DEVELOPMENT, INC. (Registrant)

Date: October 11, 2013	By:	/s/ Kim Bradford
Kim Bradford
President and Chief Executive Officer